Exhibit (10)(46)

COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

between

ALLSTATE ASSURANCE COMPANY

and

ALLSTATE LIFE INSURANCE COMPANY

RECITALS

This Reinsurance Agreement dated December 1, 2020 (hereinafter “Agreement”) is made and entered into by and between ALLSTATE ASSURANCE COMPANY, a life insurance company domiciled in the State of Illinois (hereinafter the “Ceding Company”) and ALLSTATE LIFE INSURANCE COMPANY, a life insurance company domiciled in the State of Illinois (hereinafter the “Reinsurer”).

WHEREAS, Ceding Company and the Reinsurer desire to enter this Agreement, whereby the Ceding Company will cede on a coinsurance or modified coinsurance basis to the Reinsurer a proportionate amount of any and all liabilities of the Ceding Company arising under the Policies as shown in Exhibit A.

WHEREAS, the Reinsurer previously ceded life insurance business to the Ceding Company, which is being recaptured by the Reinsurer simultaneously with the execution of this Agreement, effective as of the Effective Date;
NOW THEREFORE, in consideration of the above stated premises and the promises and the mutual agreements set forth below the Ceding Company and the Reinsurer agree as follows.

ARTICLE I
DEFINITIONS

Unless otherwise defined herein, as used in this Agreement the following terms shall have the meanings ascribed to them below:

A.“Affiliate” shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of the foregoing, “control” including the terms “controlling”, “controlled by”, and “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause direction of the management and policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

B.“Code” shall mean the Internal Revenue Code of 1986, as amended.

C.“Effective Date” shall mean the effective date of this Agreement, which shall be 12:01 a.m., Central Time, on December 1, 2020.

D.“Extra-Contractual Obligations” shall mean all liabilities and obligations in respect of the Policies for consequential, extra-contractual, exemplary, punitive, special or similar damages or any other amounts due or alleged to be due (other than those arising under the express terms and conditions of the Policies) which arise from any real or alleged act, error or omission, whether or not intentional, in bad faith or otherwise, including without limitation, any act, error or omission relating to: (i) the underwriting, production, issuance, cancellation or administration of the Policies; (ii) the handling of claims or disputes in connection with the Policies; or (iii) the failure to pay or the delay in payment of benefits or claims under or in connection with the Policies.

E.“General Account Liabilities” means all statutory liabilities of the Ceding Company arising out of or resulting from the Policies, in each case whether incurred before, at or after the Effective Date, but excluding Separate Account Liabilities and Extra-Contractual Liabilities, net of ceded reinsurance amounts.

F.“General Account Statutory Reserves” means the statutory reserves of the Ceding Company with respect to the Policies determined pursuant to accounting practices prescribed by applicable regulatory authorities and in accordance with sound actuarial practices, as such reserves would have been included in lines 1, 2, 3, 4.1, and 4.2 of the NAIC Annual Statement Blank Page 3 (2019 format; or if the line numbers are changed pursuant to relevant guidance from the NAIC, the successor to such line numbers).

G.“Interest Maintenance Reserve Adjustment” shall mean the interest maintenance reserve balance arising from the past and present dispositions of the assets associated with the Policies or recapture Policies as well as the balance that would result if the remaining assets associated with the Policies or recapture Policies were to be sold. The Interest Maintenance Reserve Adjustment shall be zero if the Statutory Reserves are 1% or less of the Ceding Company’s, or in the case of recapture, the Reinsurer’s general account liabilities, Page 3, Line 26 of the NAIC Annual Statement Blank (2019 format; or if the line numbers are changed pursuant to relevant guidance from the NAIC, the successor to such line numbers).

H.“Net Benefits” shall mean the actual amounts paid or incurred by the Ceding Company with respect to the Policies.

I.“Net Ceded Liabilities” shall mean the Reinsurance Percentages of any and all liabilities of the Ceding Company arising under or related to the Policies net of other ceded reinsurance to non-Affiliates, but shall not include any Extra-Contractual Obligations.

J.“Non-Guaranteed Elements” means the cost of insurance charges, credited interest rates, mortality and expense charges, administrative expense risk charges, policyholder dividends, policy loads and any other policy features that are subject to change by the Ceding Company, and those items set forth in Actuarial Standard of Practice 2-Non-Guaranteed Charges or Benefits for Life Insurance Policies and Annuity Contracts in effect as of the Effective Date and any successor rules for such Non-Guaranteed Elements as in effect from time to time.

K.“Policy or Policies” shall mean the policies and riders defined in Exhibit A.

L.“Recapture Assets and Liabilities” shall have the meaning set forth in the Recapture clause, Article XIV.C of this Agreement.

M.“Recapture Settlement Date” shall have the meaning set forth in the Recapture clause, Article XIV C. of this Agreement.

N.“Reinsurance Percentages” means the coinsurance and modified coinsurance percentages as shown in Exhibit A.

O.“Separate Accounts” means the registered and unregistered separate accounts of the Ceding Company applicable to variable Policies.

P.“Separate Account Charges” has the meaning set forth in Article VI.

Q.“Separate Account Liabilities” means those liabilities arising out of or resulting from variable Policies, whether incurred before, at or after the Effective Date, to the extent payable from the assets of the Separate Accounts.

R.“Separate Account Reserves” means the statutory reserves of the Ceding Company with respect to variable Policies determined pursuant to accounting practices prescribed by applicable regulatory authorities and in accordance with sound actuarial practices, as such reserves would have been included in line 17 of the NAIC Separate Account Annual Statement Blank Page 3 (2019 format; or if the line numbers are changed pursuant to relevant guidance from the NAIC, the successor to such line numbers).

S.“Settlement Date” shall have the meaning set forth in Article V of this Agreement.

T.“Transfer Assets and Liabilities” shall have the meaning set forth in Article V of this Agreement.
ARTICLE II
BASIS OF REINSURANCE

The Ceding Company agrees to cede, and the Reinsurer agrees to accept, the Net Ceded Liabilities. The reinsurance provided hereunder for variable Policies shall be on a modified coinsurance basis, and the reinsurance provided hereunder for other than variable Policies shall be on a coinsurance basis, at the respective Reinsurance Percentages.

ARTICLE III
LIABILITY OF REINSURER; REINSURANCE PROVISIONS

A.All of the Net Ceded Liabilities shall be reinsured pursuant to the terms of this Agreement as of the Effective Date.

B.The liability of the Reinsurer with respect to Policies in force on the Effective Date will begin on the Effective Date. The liability of the Reinsurer with respect to any application received or any Policy issued after the Effective Date and reinsured hereunder are the actual amounts payable by the Ceding Company to the policyholder, less any amounts payable to the Ceding Company by any other reinsurer with respect to the Policy. Such liability will begin simultaneously with that of the Ceding Company. The Reinsurer’s liability with respect to any Policy will terminate on the earlier of (i) date the Ceding Company’s liability on such contract terminates or (ii) the recapture of such liabilities pursuant to Article XIV, Paragraph C. However, termination of this Agreement will not terminate the Reinsurer’s liability for Net Benefits paid or incurred by the Ceding Company on or after the Effective Date and prior to the date of termination. If any of the Policies are reduced or terminated by payment of a death benefit, withdrawal or surrender, the reinsurance will be reduced proportionately or terminated.
C.The reinsurance provided under this Agreement is subject to the same limitations and conditions as set forth in the Policies.

D.The Ceding Company shall not make any changes after the Effective Date in the provisions and conditions of any Policy except with the Reinsurer’s prior written consent, including, but not limited to any changes to comply with any applicable law, rule or regulation. Such consent shall not be unreasonably withheld. However, such prior written consent shall not be required so long as the Ceding Company and Reinsurer remain affiliates.

E.The Ceding Company shall not make any changes or modifications to any of its underwriting, claims or administrative practices, procedures, or systems for the Policies, nor waive or exercise any of its rights under any of the Policies without the prior written consent of the Reinsurer. However, such prior written consent shall not be required so long as the Ceding Company and Reinsurer remain affiliates.

F.In the event of a change in the amount of the Ceding Company’s liability on a Policy due to a misstatement of age or sex, the Reinsurer’s liability will be changed proportionately.

G.The Ceding Company will be responsible for determining all Non-Guaranteed Elements; provided that the Ceding Company shall give the Reinsurer at least ten (10) Business Days prior written notice before a change to a Non-Guaranteed Element. The Reinsurer may, from time to time (including during the notice period specified above), make recommendations to the Ceding Company with respect to Non-Guaranteed Elements, including revisions to the planned change. The Ceding Company shall consider all such recommendations and act reasonably and in good faith in determining whether any such recommendations should be accepted. However, such prior written notice shall not be required so long as the Ceding Company and the Reinsurer remain affiliates.

H.For each of the Policies that relate to the Separate Account Liabilities, the amount invested on a variable basis in accordance with the terms of such Policies shall be held by the Ceding Company in the Separate Accounts, and premiums with respect to such Policies shall be deposited in the Separate Accounts to the extent required to be deposited therein by the terms of such Policies. From and after the Effective Date, the Ceding Company shall retain and own all assets contained in the Separate Accounts and shall hold the Separate Account Reserves with respect to the Policies that are funded, in whole or in part, by one or more of the Separate Accounts and such Separate Account Reserves shall be reported by the Ceding Company on its Separate Account balance sheets, consistent with the Ceding Company’s domiciliary state statutory accounting principles. For each Policy that relates to the Separate Account Liabilities, the Ceding Company shall deposit, or shall cause to be deposited, any additional amounts required to be deposited into the Separate Accounts after the Effective Date pursuant to the terms of the applicable Reinsured Policy, and all amounts to be paid with respect to surrenders, loans, annuitization payments, death benefits, compensation or any other amounts with respect to such Policy that by the terms of such Policy contemplate payment from the Separate Accounts shall be paid out of the Separate Accounts to the extent so contemplated.

ARTICLE IV
EXTRA-CONTRACTUAL OBLIGATIONS

The Reinsurer shall not be liable to pay the Ceding Company for any Extra-Contractual Obligations except to the extent such liabilities or obligations arise directly from and are proximately caused by the gross negligence or willful acts or omissions of the Reinsurer, its agents, contractors or employees in the performance of the Reinsurer’s duties and obligations under this Agreement.

ARTICLE V
RESERVE TRANSFERS

Within forty-five (45) days of the later of the Effective Date or the date the Ceding Company has received approval from all necessary regulatory authorities to enter into this Agreement (the “Settlement Date”), assets consisting of policy loans (including accrued and unearned policy loan interest), cash and investments at market value, and accrued investment income net of unearned investment income, shall be transferred by the Ceding Company to the Reinsurer with the amount calculated as of the Effective Date equal to (i) General Account Statutory Reserves plus (ii) the positive or negative Interest Maintenance Reserve Adjustment. In addition, the “Transfer Assets and Liabilities” shall be transferred. The Ceding Company shall also pay to the Reinsurer interest on such amount at the rate of four percent (4%) per annum, simple rate, beginning on the Effective Date and ending on the Settlement Date.
The Transfer Assets and Liabilities shall include all account balances (both assets and liabilities) related to the Policies. Transfer Assets and Liabilities shall include, but are not limited to, uncollected premiums, deferred premiums, and premiums received in advance, in each case to the extent attributable to the Policies. The Transfer Assets and Liabilities shall also include amounts in respect of the Policies that are paid to or received by the Reinsurer on behalf of the Ceding Company after the Effective Date but prior to the Settlement Date.

ARTICLE VI
SETTLEMENT AND REPORTING

A.While this Agreement is in effect, the Ceding Company shall pay to the Reinsurer no less frequently than quarterly, with respect to the Policies, a reinsurance premium equal to the sum of Items (a), (b), (c), and (d) below, where:

(a)equals gross premiums collected by the Ceding Company during the settlement period net of reinsurance premiums paid with respect to the Policies, less gross premiums refunded by the Ceding Company during the settlement period to policyholders of the Policies.

(b)equals policy loan principal repayments and interest collected by the Ceding Company with respect to the Policies.

(c)equals any charges, fees, and similar amounts received or receivable by the Ceding Company from the Separate Accounts with respect to the variable Policies (collectively, the “Separate Account Charges”). For the avoidance of doubt, the Separate Account Charges shall include any revenue sharing fees, service fees and distribution fees received from or in respect of funds pursuant to a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended.

(d)equals all amounts that are transferrable from the Separate Accounts to the general account of the Ceding Company in respect of the Policies.

B.While this Agreement is in effect, the Reinsurer shall pay to the Ceding Company no less frequently than quarterly, a benefit and expense allowance equal to the sum of Items (a), (b), (c), (d), (e), and (f) as applicable for the period since the last settlement period, where:

(a)equals the Net Benefits paid or incurred by the Ceding Company with respect to the Policies.

(b)equals commissions and other sales compensation paid or incurred by the Ceding Company with respect to the Policies.

(c)equals insurance taxes, licenses and fees (including allocated taxes, licenses and fees, but excluding income taxes) paid or incurred by the Ceding Company with respect to the Policies.

(d)equals policy loan distributions to policyholders paid or payable by the Ceding Company with respect to the Policies.

(e)equals general insurance expenses (including allocated expenses) paid or incurred by the Ceding Company with respect to the Policies.

(f)equals all amounts that are transferrable to the Separate Accounts from the general account of the Ceding Company in respect of the Policies.

C.The Ceding Company will provide the Reinsurer with accounting reports on a time schedule determined by the Reinsurer, which schedule shall be no less frequently than quarterly within fifteen (15) business days following the end of each calendar quarter. These reports will contain sufficient information about the Policies to enable the Reinsurer to prepare its quarterly and annual financial reports.

D.Settlements as set out in Article VI, Paragraphs A and B will occur on a time schedule determined by the Reinsurer, which schedule shall be within sixty (60) days following the end of each calendar quarter.

ARTICLE VII
TAX MATTERS

With respect to this Agreement, the Ceding Company and the Reinsurer hereby make the election as set forth in Exhibit B and as provided for in section 1.848-2(g)(8) of the Treasury Regulations. Each of the parties hereto agrees to take such further actions as may be necessary to ensure the effectiveness of such election.

ARTICLE VIII
RESERVE CREDIT

The Reinsurer shall agree in good faith to take any other steps necessary, pursuant to the requirements of Illinois, for the Ceding Company to take statutory credit for reinsurance ceded to an unadmitted, unauthorized or unaccredited reinsurer, up to the full amount of the reserve that the Ceding Company would have established for the Policies if it had retained the Policies.

ARTICLE IX
OVERSIGHTS
Unintentional clerical errors, oversights, omissions or misunderstandings in the administration of this Agreement by either the Ceding Company or the Reinsurer shall not be deemed a breach of this Agreement provided the clerical error, oversight, omission or misunderstanding is corrected promptly after discovery. Both the Ceding Company and the Reinsurer shall be restored to the positions they would have occupied had such error, oversight, omission, or misunderstanding not occurred.

ARTICLE X
INSPECTION OF RECORDS

Either party, their respective employees or authorized representatives, may audit, inspect and examine, during regular business hours, at the home office of either party, any and all books, records, statements, correspondence, reports and their related documents or other documents that relate to the Policies covered under this Agreement. The audited party agrees to provide a reasonable workspace for such audit, inspection or examination and to cooperate fully and to faithfully disclose the existence of and produce any and all necessary and reasonable materials requested by such auditors, investigators, or examiners. The party performing a routine audit shall provide no less than five (5) working days advance notice to the other party. The expense of the respective party’s employee(s) or authorized representative(s) engaged in such activities will be borne solely by such party.

ARTICLE XI
INSOLVENCY

A.The portion of any risk or obligation reinsured by the Reinsurer under this Agreement, when such portion is ascertained, shall be payable on demand of the Ceding Company at the same time as the Ceding Company shall pay its net retained portion of such risk or obligation, and the reinsurance shall be payable by the Reinsurer on the basis of the liability of the Ceding Company under the Policies without diminution because of the insolvency of the Ceding Company. In the event of the insolvency of the Ceding Company and the appointment of a conservator, liquidator or statutory successor of the Ceding Company, such portion shall be payable to such conservator, liquidator or statutory successor immediately upon demand, on the basis of claims allowed against the Ceding Company by any court of competent jurisdiction or, by any conservator, liquidator or statutory successor of the Ceding Company having authority to allow such claims, without diminution because of such insolvency or because such conservator, liquidator or statutory successor has failed to pay all or a portion of any claims. Payments by the Reinsurer as above set forth shall be made directly to the Ceding Company or its conservator, liquidator or statutory successor.

B.Further, in the event of the insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the insolvent Ceding Company shall give written notice to the Reinsurer of the pendency of any obligation of the insolvent Ceding Company on any Net Ceded Liability, whereupon the Reinsurer may investigate such claim and interpose at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expenses of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

C.In the event of the Reinsurer’s insolvency, any payments due the Reinsurer from the Ceding Company pursuant to the terms of this Agreement will be made directly to the Reinsurer or its conservator, liquidator, receiver or statutory successor.

ARTICLE XII
ARBITRATION

A.Prior to initiation of arbitration, the Reinsurer and the Ceding Company agree that they will first negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any dispute. Provided, however that if any such dispute cannot be resolved within sixty (60) days (or such longer period as the parties may agree) after written notice invoking the negotiation period of this Article is delivered by either party, the Reinsurer and the Ceding Company agree that they will submit this dispute to arbitration as described below.

B.The Reinsurer and the Ceding Company intend that any and all disputes between them under or with respect to this Agreement be resolved without resort to any litigation. Any and all disputes or differences between the Ceding Company and the Reinsurer arising out of this Agreement, including, but not limited to, disputes or differences relating to the interpretation or performance of this Agreement, its formation or validity, or any transaction under this Agreement, whether arising before or after termination, shall be submitted to arbitration. Arbitration shall be the sole method of dispute resolution, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from arbitration proceeding by applicable state law of the insolvency.

C.Arbitration shall be initiated by the delivery of written notice of demand for arbitration (“Arbitration Notice”) by one party to another. Such written notice shall contain a brief statement of the issue(s), remedies sought, and the failure of the parties to reach amicable agreement as provided in Paragraph A above.

D.Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint the umpire. If either party refuses or neglects to appoint an arbitrator within thirty (30) days after delivery of the Arbitration Notice, the other party may appoint the second arbitrator. If the two arbitrators do not agree on an umpire within thirty (30) days of the appointment of the second appointed arbitrator, each of the two arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The umpire shall be chosen from the remaining two nominations by drawing lots. The arbitrators and umpire shall be present or former disinterested officers of life reinsurance or insurance companies other than the two parties to this Agreement or any company owned by, or affiliated with, either party.

E.The arbitration hearings shall be held in the city in which the Reinsurer’s head office is located or any such other place as may be mutually agreed. Each party shall submit its case to the arbitrators and umpire within one hundred and eighty (180) days of the selection of the umpire or within such longer period as may be agreed.

F.The arbitration panel shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The arbitration panel shall interpret this Agreement as an honorable engagement; they are relieved of all judicial formalities and may abstain from following strict rules of law. The arbitration panel shall be solely responsible for determining what evidence shall be considered and what procedure they deem appropriate and necessary in the gathering of such facts or data to decide the dispute.

G.The decision in writing of the majority of the arbitration panel shall be final and binding upon the parties. Judgment may be entered upon the final decision of the arbitration panel in any court having jurisdiction.

H.The jointly incurred costs of the arbitration are to be borne equally by both parties. Jointly incurred costs are specifically defined as any costs that are not solely incurred by one of the parties (e.g., attorneys’ fees, expert witness fees, travel to the hearing site, etc.). Costs incurred solely by one of the parties shall be borne by that party. Once the panel has been selected, the panel shall agree on one billable rate for each of the arbitrators and umpire and that sole cost shall be disclosed to the parties and become payable as a jointly incurred cost as described above.

ARTICLE XIII
PARTIES TO AGREEMENT

This Agreement is solely between the Ceding Company and the Reinsurer. Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, and no such rights shall be conferred upon any person or entity not a party to this Agreement. The Ceding Company shall be and remain directly and solely liable to any insured, contract owner, or beneficiary under any Policy reinsured hereunder.

ARTICLE XIV
DURATION OF AGREEMENT AND TERMINATION

A.Duration. This agreement will be effective as of the Effective Date, and will be unlimited as to its duration.

B.Termination for New Business. This agreement may be terminated for new business by either party with sixty (60) days prior written notice to the other party.

C.Recapture. The Ceding Company may recapture a proportionate share of up to 100% of the Net Ceded Liabilities. The parties shall agree on the effective date of the recapture (the “Recapture Date”). Any such recapture shall apply to all Policies reinsured under this Agreement on a pro rata basis.

The Reinsurer shall be liable for the Net Benefits associated with recapture amounts, as well as for other claims as specified in Article IV, for Extra-Contractual Obligations, each as incurred Prior to the effective date of the recapture.

Within sixty (60) days of the Recapture Date (the “Recapture Settlement Date”), assets consisting of policy loans (including accrued and unearned policy loan interest), cash and investments at market value, and accrued investment income net of unearned investment income, shall be transferred by the Reinsurer to the Ceding Company with the amount as of the Recapture Date equal to (i) General Account Statutory Reserves plus (ii) the positive or negative Interest Maintenance Reserve Adjustment. In addition, the “Recapture Assets and Liabilities” shall be transferred. The Reinsurer shall also pay to the Ceding Company interest on such amount at the rate of four percent (4%) per annum, simple rate, beginning on the Recapture Date and ending on the Recapture Settlement Date.

The Recapture Assets and Liabilities shall include all account balances (both assets and liabilities) related to the recapture Policies and ceded by the Ceding Company to the Reinsurer. Recapture Assets and Liabilities shall include, but are not limited to, uncollected premiums, deferred premiums and premiums received in advance, in each case to the extent attributable to the recapture Policies. The Recapture Assets and Liabilities shall also include amounts in respect of the recapture Policies that are paid to or received by the Reinsurer on behalf of the Ceding Company after the Recapture Date but prior to the Settlement Date.

Following a recapture, subject to the satisfaction of payment obligations described above, both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the recapture Policies.

ARTICLE XV
GENERAL PROVISIONS

A.Entire Agreement. This Agreement supersedes any and all prior discussions and understandings between the parties and constitutes the entire Agreement between the Reinsurer and the Ceding Company with respect to the Policies. There are no understandings between the parties other than as expressed in this Agreement.
B.Notices. Any notice or communication given pursuant to this Agreement must be in writing and (1) delivered personally, (2) sent by facsimile transmission, (3) delivered by overnight express, or (4) sent by registered or certified mail, postage prepaid, to such address or addresses each party may designate from time to time for receipt of notices or communications. The initial notice addresses are as follows:

If to the Ceding Company:	Allstate Assurance Company 3075 Sanders Rd Northbrook, Illinois 60062 Attn: Chief Financial Officer Facsimile No.: (847) 326-7065
If to the Reinsurer:	Allstate Life Insurance Company 3075 Sanders Rd Northbrook, Illinois 60062 Attn: Chief Financial Officer Facsimile No.: (847) 326-7065
All notices and other
All notices and other communications required or permitted under the terms of this Agreement that are addressed as provided in this Article XV shall: (1) if delivered personally or by overnight express, be deemed given upon delivery; (2) if delivered by facsimile transmission, be deemed given when electronically confirmed; and (3) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for notice purposes by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

C.Expenses. Except as may be otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

D.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

E.Amendment. Any modification or modification to this Agreement shall be null and void unless made by a written instrument executed by both parties hereto.

F.Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either of the parties hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld, and any such assignment that is attempted without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

G.Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of the parties hereto under this Agreement will not be materially and adversely affected thereby, (1) such provision shall be fully severable; (2) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (3) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

H.Waiver. Any term or condition of this Agreement may be waived in writing at any time by the party that is entitled to the benefit thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under the terms of this Agreement, or by law or otherwise afforded, shall be cumulative and not alternative, except as otherwise provided by law.

I.Headings, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (1) words using the singular or plural number also include the plural or singular number, respectively; (2) the terms “hereof,” “herein,” “hereby,” “hereto,” “hereunder,” and derivative or similar words refer to this entire Agreement (including the exhibits hereto); (3) the term “Article” refers to the specified Article of this Agreement; (d) the term “Exhibit” refers to the specified Exhibit attached to this Agreement; and (e) the term “party” means, on the one hand, the Ceding Company, and on the other hand, the Reinsurer.

J.Offset. Any debits or credits incurred after the Effective Date in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off against each other dollar for dollar.

K.Compliance with Laws. The parties hereto shall at all times comply with all applicable laws in performing their obligations under this Agreement.

L.Survival. All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties’ rights or obligations hereunder existing at the time of termination.

M.Calendar Days. Unless otherwise specified, all references to “day” in this Agreement shall mean calendar days.

N.Governing Law. This Agreement shall be governed by the laws of the state of Illinois.

IN WITNESS HEREOF, the parties to this Agreement have caused it to be duly executed in duplicate by their respective officers on the dates shown below.

ALLSTATE ASSURANCE COMPANY

By /s/ Mario Imbarrato
Mario Imbarrato

Title Senior Vice President and Chief Financial Officer
Date November 24, 2020

ALLSTATE LIFE INSURANCE COMPANY

By /s/ John C. Pintozzi
John C. Pintozzi

Title Senior Vice President and Controller
Date November 24, 2020

EXHIBIT A
ELIGIBLE POLICIES

Policies covered under this Agreement are all inforce policies issued by the Ceding Company as of the Effective Date and all policies issued by the Ceding Company on or after the Effective Date of this Agreement, including renewals thereof, together with all policies, binders, slips, certificates, covers or other agreements of insurance, and applications therefor, supplements, endorsements, enforcement letters, riders and ancillary agreements thereto issued or entered into in connection with such policies, including variable Policies.

This Agreement excludes TrueFit term policies and any accompanying additional riders, identified within the Ceding Company’s administration and accounting systems as profit center 6011W6B; these policies are covered under the reinsurance agreement dated January 19, 2017, between the Ceding Company and Reinsurer, or any succeeding reinsurance arrangements.

COINSURANCE PERCENTAGE

The coinsurance percentage shall be 100%.

MODIFIED COINSURANCE PERCENTAGE

The modified coinsurance percentage shall be 100%.

EXHIBIT B
TAX ELECTION

The Ceding Company and the Reinsurer hereby make an election pursuant to Treasury Regulations Section 1.848-2(g)(8). This election shall be effective for the tax year during which the Effective Date falls and all subsequent taxable years for which this Agreement remains in effect. Unless otherwise indicated, the terms used in this Exhibit are defined by reference to Treasury Regulations Section 1.848-2 as in effect on the date hereof. As used below, the term “party” or “parties” shall refer to the Ceding Company or the Reinsurer, or both, as appropriate.

1.The party with the Net Positive Consideration (as defined in Section 848 of the Code and related Treasury Regulations) with respect to the transactions contemplated under this Agreement for any taxable year covered by this election will capitalize specified policy acquisition expenses with respect to such transactions without regard to the general deductions limitation of Section 848(c)(1) of the Code.

2.The parties agree to exchange information pertaining to the amount of Net Consideration (as defined in Section 848 of the Code and related Treasury Regulations) under this Agreement each year to ensure consistency or as is otherwise required by the Internal Revenue Service. The exchange of information each year will follow the procedures set forth below:

(a)By April 1 of each year, the Ceding Company will submit a schedule to the Reinsurer of its calculation of the Net Consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an authorized representative of the Ceding Company stating the amount of the Net Consideration the Ceding Company will report in its tax return for the preceding calendar year.

(b)Within thirty (30) days of the Reinsurer’s receipt of the Ceding Company’s calculation, the Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing. If the Reinsurer does not notify the Ceding Company that it contests such calculation within said 30-day period, the calculation will be presumed correct and the Reinsurer shall also report the Net Consideration as determined by the Ceding Company in the Reinsurer’s tax return for the preceding calendar year.

(c)If the Reinsurer provides an alternative calculation of the Net Consideration pursuant to clause (b), the parties will act in good faith to reach an agreement as to the correct amount of Net Consideration within thirty (30) days of the date the Ceding Company receives the alternative calculation from the Reinsurer. When the Ceding Company and the Reinsurer reach agreement on an amount of Net Consideration, each party shall report the applicable amount in their respective tax returns for the preceding calendar year.